EXHIBIT 3.2

                              ARTICLES OF AMENDMENT

                                       OF

                            ARTICLES OF INCORPORATION

                                       OF

                             FOWLER CARBONICS, INC.



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To the Department of State
State of Florida

Pursuant to the provisions of Section 607.1006 of the Florida Business Corporation Act, the corporation hereinafter named (the "Corporation") does hereby adopt the following Articles of Amendment.

1.          The name of the Corporation is Fowler Carbonics, Inc.

2. Article I of the Articles of Incorporation of the Corporation is amended so as henceforth to read as follows:

                                    ARTICLE I
                                    ---------

            The name of the corporation is NuCo2 Inc. (hereinafter called the "Corporation").

3. The date of adoption of the aforesaid amendment was December 13, 1995.

4. The designation of each voting group entitled to vote separately on the said amendment is hereby stated as follows: Common Stock, Series A Cumulative Deferred Preferred Stock, Series B Preferred Stock, Series C Convertible Preferred Stock, Series D Cumulative Preferred Stock.

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5.          The number of votes cast for the said  amendment by each said voting group was sufficient for the approval thereof.

                                  * * * * * * *


Executed on December 18, 1995.

                                        FOWLER CARBONICS, INC.,


                                        By:/s/ Jean Houghton
                                           --------------------
                                             Name of officer: Jean Houghton
                                             Title of officer: Vice President


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